EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Jabil Circuit, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-42992) and Form S-8 (Nos. 333-112264, 333-50748, 333-54946, 333-98291 and 333-106123) of Jabil Circuit, Inc. and subsidiaries of our report dated October 5, 2004 relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows and related schedule for each of the years in the three-year period ended August 31, 2004, which report appears in the August 31, 2004 Annual Report on Form 10-K of Jabil Circuit, Inc. and subsidiaries.

/s/ KPMG LLP

Tampa, Florida

November 5, 2004